Exhibit (a)(1)(C)

IMPORTANT INSTRUCTIONS AND INFORMATION

REGARDING THE TENDERING OF SHARES OF COMMON STOCK

of

XENIA HOTELS & RESORTS, INC.

Pursuant to the Offer to Purchase

dated February 4, 2015

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON MARCH 5, 2015,
UNLESS THE OFFER IS EXTENDED OR WITHDRAWN

Holders of Shares registered in their own name desiring to tender their Shares should complete and sign the accompanying Letter of Transmittal and forward it to the Depositary in the enclosed envelope by one of the permitted methods of delivery listed below at the corresponding address set forth below. Instructions for completing this Letter of Transmittal are included herein, and a pre-addressed envelope to the Depositary is provided herewith.

The Depositary for the Offer is:

DST SYSTEMS, INC.

Permitted Methods of Delivery to the Depositary:

By Mail:	By Overnight Courier:

Xenia Hotels & Resorts, Inc..	Xenia Hotels & Resorts, Inc.
c/o DST Systems, Inc.	c/o DST Systems, Inc.
PO Box 219845	430 West 7th Street
Kansas City, MO 64121-7308	Kansas City, MO 64105

Telephone For Questions:

(844) 248-2205

If you have any questions or need assistance in completing the Letter of Transmittal, please contact the Depositary by telephone at (844) 248-2205.

Delivery of this Letter of Transmittal or any other required documents to the Depositary to an address other than one of the addresses set forth above does not constitute valid delivery.

If you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company, custodian or other nominee and you are not the holder of record on our books, you must contact your broker, dealer, commercial bank, trust company, custodian or other nominee and comply with their policies and procedures and provide them with any necessary paperwork in order to have them tender your Shares. Stockholders holding their Shares through a broker, dealer, commercial bank, trust company, custodian or other nominee must not deliver a Letter of Transmittal directly to the Depositary. The broker, dealer, commercial bank, trust company, custodian or other nominee holding your Shares must submit the Letter of Transmittal that pertains to your Shares to the Depositary on your behalf. If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Depositary of their authority to so act must be submitted.

CERTAIN TERMS AND CONDITIONS

of

THE OFFER TO PURCHASE

by

XENIA HOTELS & RESORTS, INC.

Capitalized terms used herein and not defined shall have the meanings given to them in the Offer to Purchase up to $125,000,000 in value of Shares of Common Stock of Xenia Hotels & Resorts, Inc., dated February 4, 2015, as it may be amended from time to time (the “Offer to Purchase”).

By tendering any of your Shares pursuant to a Letter of Transmittal, each such holder shall have tendered to Xenia Hotels & Resorts, Inc., a Maryland corporation (“the “Company”), the number of the shares of Common Stock of the Company (the “Shares”) specified in the Letter of Transmittal at a price specified therein of not greater than $21.00 nor less than $19.00 per Share, net to the tendering stockholder in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, receipt of which is hereby acknowledged, and in the Letter of Transmittal and this Important Instructions and Information (which, together with any supplements or amendments, collectively constitute the “Offer”). The Offer and withdrawal rights will expire at 5:00 p.m., New York City Time, on March 5, 2015, unless the Offer is extended or withdrawn (such time and date, as they may be extended, the “Expiration Date”).

Stockholders of record of the Company who tender their Shares in the Offer will not be obligated to pay transfer fees, brokerage fees, or commissions on the sale of the Shares.

Subject to and effective upon acceptance for payment of and payment for the Shares tendered, the tendering stockholders, upon delivery of their Letter of Transmittal to the Depositary, will be deemed to sell, assign and transfer to or upon the order of the Company all right, title and interest in and to all of the Shares tendered thereby, subject to the proration provisions of the Offer, including, without limitation, all rights in, and claims to, any voting rights, profits and losses, cash distributions made or declared with a record date after the Expiration Date and other benefits of any nature whatsoever distributable or allocable to such tendered Shares under the Articles of Amendment and Restatement of the Company (as amended, restated or otherwise modified from time to time).

Subject to and effective on acceptance for payment of, and payment for, the Shares tendered with the Letter of Transmittal in accordance with the terms and subject to the conditions of the Offer, the tendering stockholders, upon delivery of their Letter of Transmittal to the Depositary, will be deemed to sell, assign and transfer to, or upon the order of, the Company, all right, title and interest in and to all the Shares that are tendered thereby and irrevocably constitutes and appoints DST Systems, Inc. (the “Depositary”), the true and lawful agent and attorney-in-fact of the undersigned, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to the full extent of the undersigned’s rights with respect to such Shares, to (a) transfer ownership of such Shares on the account books maintained by the Company’s registrar, together, in any such case, with all accompanying evidences of transfer and authenticity to, or upon the order of the Company, (b) present such Shares for cancellation and transfer on the Company’s books and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Shares, all in accordance with the terms and subject to the conditions of the Offer.

The tendering stockholders, upon delivery of their Letter of Transmittal to the Depositary, will be deemed to represent and warrant for the benefit of the Company and the Depositary that such tendering stockholder owns the Shares tendered and has full power and authority to validly tender, sell, assign and transfer the Shares tendered and that when the same are accepted for payment by the Company, the Company will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and such Shares will not be subject to any adverse claims and that the transfer and assignment contemplated in the Letter of Transmittal are in compliance with all applicable laws and regulations. Upon request, the tendering stockholder will execute and deliver any additional documents deemed by the Depositary or the Company to be necessary or desirable to complete the assignment, transfer and purchase of Shares tendered and otherwise in order to complete the transactions and transfers to the Company and the Depositary contemplated in the Letter of Transmittal.

It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended, for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person’s own account unless at the time of tender and at the Expiration Date such person has a “net long position” in (a) the Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Shares for the purpose of tender to the Company within the period specified in the Offer, or (b) other securities immediately convertible into, exercisable for or exchangeable into Shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to the Company within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth in the Letter of Transmittal will constitute the undersigned’s representation and warranty to the Company that (a) the undersigned has a “net long position” in Shares or Equivalent Securities being tendered within the meaning of Rule 14e-4, and (b) such tender of Shares complies with Rule 14e-4.

A tender of Shares pursuant to the procedures described in Section 2—Procedures for Tendering Shares of the Offer to Purchase and in the Instructions to the Letter of Transmittal set forth in this Important Instructions and Information will constitute a binding agreement between such tendering stockholder and the Company upon the terms and conditions of the Offer. All authority conferred or agreed to be conferred shall survive the death or incapacity of such tendering stockholder, and any obligation of the undersigned under the Letter of Transmittal shall be binding upon his, her or its heirs, personal representatives, successors and assigns. Except as stated in the Offer, the tender of Shares is irrevocable. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by the Company. The Company will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. The Company encourages tendering stockholders to submit tender material as early as possible, so that such stockholders will have as much time as possible prior to the Expiration Date to correct any defects or irregularities in their tenders. See Section 2—Procedures for Tendering Shares of the Offer to Purchase and the Instructions to the Letter of Transmittal in this Important Instructions and Information for additional details regarding the procedures for properly tendering Shares.

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INSTRUCTIONS

to

LETTER OF TRANSMITTAL

for

XENIA HOTELS & RESORTS, INC.

Forming Part of the Terms and Conditions of the Offer

1.     Delivery of Letter of Transmittal. The Letter of Transmittal is to be completed by all stockholders of record of the company who wish to tender Shares in response to the Offer. For such a stockholder to tender Shares validly, a properly completed and duly executed Letter of Transmittal, along with any required signature guarantees and any other required documents, must be received by the Depositary through one of the permitted methods using the enclosed envelope on or prior to the Expiration Date. Please see Section 8 of these instructions if your Shares are registered in the name of a custodian or other nominee.

    THE LETTER OF TRANSMITTAL (TOGETHER WITH ALL OTHER REQUIRED DOCUMENTS) MUST BE RECEIVED BY THE DEPOSITARY ON OR PRIOR TO THE EXPIRATION TIME. THE METHOD OF DELIVERY (CHOSEN FROM AMONG THE METHODS PERMITTED BY THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL) OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN DELIVERED BY ONE OF THE PERMITTED METHODS AND ACTUALLY RECEIVED BY THE DEPOSITARY. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

No alternative, conditional or contingent tenders will be accepted. All tendering Stockholders, by execution of the Letter of Transmittal, waive any right to receive any notice of the acceptance of their Shares for payment. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by the Company. The Company will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. The Company encourages tendering Stockholders to submit tender materials as early as possible, so that such Stockholders will have as much time as possible prior to the Expiration Date to correct any defects or irregularities in their tenders. See Section 2—Procedures for Tendering Shares of the Offer to Purchase and this Instructions to Letter of Transmittal for additional details regarding the procedures for properly tendering Shares.

2.     Minimum Tenders. A Stockholder may tender any or all of his, her or its Shares in whole or in part. We are not offering to purchase, and will not accept, any fractional Shares in the Offer.

3.     Tender Price and Number of Shares tendered.

        To tender all your Shares at one price: If you are tendering all of your Shares at just one price, check the box in the first row on the Letter of Transmittal corresponding to the price at which you wish to tender all of your Shares.

        To tender less than all of your Shares or to tender all the Shares you own in portions at more than one price: If you are tendering less than all of your Shares or if you are tendering all of your Shares in portions at more than one price, then in the second row on the Letter of Transmittal please indicate the number of Shares at each specific price within the range of $19.00 to $21.00 per Share at which you are tendering the respective number of Shares. Only enter whole numbers of Shares. Be certain that you do not indicate that you are tendering more Shares than you actually own. The number of Shares you enter in the second row on the Letter of Transmittal should not add up to more than the total number of Shares you own. Any given Share cannot be tendered at more than one price. To change the price or prices at which your Shares are being tendered, you must properly withdraw the prior tender and submit a new Letter of Transmittal as provided in Section 4—Withdrawal Rights of the Offer to Purchase. The same price will be paid for all tendered Shares accepted for purchase.

4.     Odd Lots. Complete the Odd Lot Certification Form and deliver it with your completed Letter of Transmittal if you own less than 100 Shares (an “Odd Lot Holder”). Even if the Offer to Purchase is oversubscribed, we first will purchase all Shares tendered by any Odd Lot Holder who properly completes the Letter of Transmittal and tenders at a price at or below the Purchase Price, and does not subsequently properly withdraw, all Shares owned (beneficially or of record) by that Odd Lot Holder. Tenders of less than all of the Shares owned by an Odd Lot Holder will not qualify for this preference. See Section 1—Price; Number of Shares; Expiration Date; Proration of the Offer to Purchase and the paragraph in that section headed Odd Lots for additional details.

5.     Special payment instructions: Complete the special payment section if you are requesting the check to be made payable to someone other than the registered Stockholder(s) or you want your check mailed to an address different than the address of record. If you complete this section, your signature(s) must be medallion signature guaranteed.

6.     Signatures on Letter of Transmittal. If the Letter of Transmittal is signed by the registered Stockholder(s) of the Shares tendered hereby, the signature(s) must correspond exactly with the name(s) as shown on the records of the Company without alteration, enlargement or any change whatsoever.

        If any of the Shares tendered hereby are held of record by two or more joint holders, all such holders must sign the Letter of Transmittal.

Please see Section 8 of these instructions if your Shares are registered in the name of a custodian or other nominee

        If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and such person should provide a signature guarantee and proper evidence satisfactory to the Depositary of their authority so to act must be submitted.

7.     Guarantee of Signatures. No signature guarantee is required if the Letter of Transmittal is signed by the registered stockholder of the Shares tendered therewith and the stockholder has not completed the box captioned “Special Payment Instructions”. If one or more Shares is registered in the name of the person other than the person executing the Letter of Transmittal, or if payment is to be made to a person other than the person executing the Letter of Transmittal, or if payment is to be made to a person other than the registered stockholder, then this Letter of Transmittal must be guaranteed by an eligible guarantor institution.

8.     Custodian information. If you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company, custodian or other nominee and you are not the holder of record on our books, you must contact your broker, dealer, commercial bank, trust company, custodian or other nominee and comply with their policies and procedures and provide them with any necessary paperwork in order to have them tender your Shares. Stockholders holding their Shares through a broker, dealer, commercial bank, trust company, custodian or other nominee must not deliver a Letter of Transmittal directly to the Depositary. The broker, dealer, commercial bank, trust company, custodian or other nominee holding your Shares must submit the Letter of Transmittal that pertains to your Shares to the Depositary on your behalf. If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Depositary of their authority to so act must be submitted.

9.     Waiver of Conditions. The Company expressly reserves the absolute right, in its sole discretion, to waive any of the specified conditions of the Offer, in whole or in part, in the case of any Shares tendered.

10.   Requests for Assistance and Additional Copies. Questions or requests for assistance may be directed to, and copies of the Offer to Purchase and Letter of Transmittal may be obtained by calling the Depositary at 844-248-2205.

11.   Validity of the Letter of Transmittal. The Company will determine, in its sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and the Company’s determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders of Shares that it determines not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of its counsel, be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in any tender of Shares. None of the Company, the Depositary or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

The Information Agent and Depositary for the Offer is:

DST Systems, Inc.

Toll-Free Telephone Number: (844) 248-2205

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